UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2017

REGO PAYMENT ARCHITECTURES, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-53944 (Commission File Number)	35-2327649 (I.R.S. Employer Identification No.)

265 Sunrise Boulevard, Palm Beach, Florida 33480 (Address of principal executive offices, including zip code) (561) 220-0408 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director; Change in Officer Positions

On October 25, 2017, Rego Payment Architectures, Inc. (the “Company”) appointed David A. Knight as Chairman of the Board and a member of its Board of Directors, and as its Chief Executive Officer.

Mr. Knight has been the Company’s President and Chief Operating Officer since July 2017.  Prior thereto, Mr. Knight, age 53, has been the Chief Executive Officer, President and Founder of SX Latin Liquors from 2007.  Located in New York, New York SX Latin Liquors has developed an innovative product range of Latin spirits. Mr. Knight has led the product and packaging development and secured the distribution channel with leading US distributors.  He has expanded SX Latin Liquors’ distribution into international markets and has been integral in the sales and marketing strategies for the brand.

In connection with his appointment as Chief Executive Officer, Mr. Knight is relinquishing the title of Chief Operating Officer.

Mr. Knight has not engaged in any transactions with the company since January 1, 2016 that would require disclosure pursuant to item 404(a) of Regulation S-K.

Resignation of Directors

On September 28, 2017, Dale Jensen resigned from his position as a member of the Board of Directors of the Company.  Mr. Jensen resigned for personal reasons, and not as a result of disagreements with the Company relating to its operations, policies or practices.

On October 25, 2017, Kirk Bradley resigned from his position as a member of the Board of Directors of the Company.  Mr. Bradley resigned for personal reasons, and not as a result of disagreements with the Company relating to its operations, policies or practices.  Mr. Bradley will remain as a member of the Company’s advisory board, working in such capacity with the Company’s technology team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGO PAYMENT ARCHITECTURES, INC.

Date: October 27, 2017	By:	/s/ Ernest Cimadamore
Ernest Cimadamore
Secretary